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                         SERVICES AND DISTRIBUTION PLAN

                            Smith Barney Income Funds

         This Services and Distribution Plan dated July 30, 1993 (the "Plan"), is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by Smith Barney Income Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), on behalf of its series as set forth in Appendix A, as amended from time to time, subject to the following terms and conditions:

                  Section 1.  Annual Fee.
         (a) Class A Service Fee. The Trust will pay to the distributor of its shares, Salomon Smith Barney Inc., a corporation organized under the laws of the State of Delaware ("Distributor"), a service fee under the Plan at the annual rate of [see Appendix A] of the average daily net assets of each separate fund of the Trust (the "Fund") attributable to the Class A shares (the "Class A Service Fee").

         (b) Service Fee for Class B shares. The Trust will pay to the Distributor a service fee under the Plan at the annual rate of [see Appendix A]of the average daily net assets of the Fund attributable to the Class B shares (the "Class B Service Fee").

         (c) Service Fee for Class C shares. The Trust will pay to the Distributor a service fee under the Plan at the annual rate of [see Appendix A] of the average daily net assets of the Fund attributable to the Class D shares (the "Class C Service," and collectively with the Class A Service Fee and the Class B Service Fee, the "Service Fees").

         (d) ) Service Fee for Class O shares. The Trust will pay to the Distributor a service fee under the Plan at the annual rate of [see Appendix A] of the average daily net assets of the Fund attributable to the Class O shares (the "Class O Service," and collectively with the Class A Service Fee ,Class B Service Fee, and Class C Service Fee( the "Service Fees").

         (e) Distribution Fee for Class B shares. In addition to the Class B Service Fee, the Trust will pay the Distributor a distribution fee under the Plan at the annual rate of [see Appendix A] of the average daily net assets of the Fund attributable to the Class B shares (the "Class B Distribution Fee").

         (f) Distribution Fee for Class C shares. In addition to the Class D Service Fee, the Trust will pay the Distributor a distribution fee under the Plan at the annual rate of [see Appendix A] of the average daily net assets of the Fund attributable to the Class C shares (the "Class C Distribution Fee," and collectively with the Class B Distribution Fee, the "Distribution Fees").

         (g) Distribution Fee for Class O shares. In addition to the Class B and Class C Service Fees, the Trust will pay the Distributor a distribution fee under the Plan at the annual rate of [see Appendix A] of the average daily net assets of the Fund attributable to the Class O shares (the "Class O Distribution Fee," and collectively with the Class B and Class C Distribution Fees, the "Distribution Fees".

          (h) Payment of Fees. The Service Fees and Distribution Fees will be calculated daily and paid monthly by the Trust with respect to the foregoing classes of the Fund's shares (each a "Class" and together the "Classes") at the annual rates indicated above [see Appendix A].

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                  Section 2.  Expenses Covered by the Plan.
           With respect to expenses incurred by each Class, its respective Service Fees and/or Distribution Fees may be used for: (a) costs of printing and distributing the Fund's prospectus, statement of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; (c) an allocation of overhead and other branch office distribution-related expenses of the Distributor; (d) payments made to, and expenses of, Smith Barney Shearson Financial Consultants and other persons who provide support services in connection with the distribution of the Fund's shares, including but not limited to, office space and equipment, telephone facilities, answering routine inquires regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund's transfer agent; and
(e) accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee and, in the case of Classes B, C and O shares, the contingent deferred sales charge received by the Distributor; provided, however, that the Distribution Fees may be used by the Distributor only to cover expenses primarily intended to result in the sale of the Fund's Class B , Class C and Class O shares, including without limitation, payments to Distributor's financial consultants at the time of the sale of Class B, Class C and Class O shares. In addition, Service Fees are intended to be used by the Distributor primarily to pay its financial consultants for servicing shareholder accounts, including a continuing fee to each such financial consultant, which fee shall begin to accrue immediately after the sale of such shares.

                  Section 3.  Approval of Shareholders.
         The Plan will not take effect, and no fees will be payable in accordance with Section 1 of the Plan, with respect to a Class until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class. The Plan will be deemed to have been approved with respect to a Class so long as a majority of the outstanding voting securities of the Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

                  Section 4.  Approval of Trustees.
         Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Trustees of the Trust and
(b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

                  Section 5.  Continuance of the Plan.
         The Plan will continue in effect with respect to each Class until June 30, 2003 , and thereafter for successive twelve-month periods with respect to each Class; provided, however, that such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees.

                  Section 6.  Termination.
         The Plan may be terminated at any time with respect to a Class (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class or (ii) by a vote of the Qualified Trustees. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class.

                  Section 7.  Amendments.

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         The Plan may not be amended with respect to any Class so as to increase materially the manner described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of that Class. No material amendment to the Plan may be made unless approved by the Fund's Board of Trustees in the manner described in
Section 4 above.

                  Section 8.  Selection of Certain Trustees.
         While the Plan is in effect, the selection and nomination of the Trust's Trustees who are not interested persons of the Fund will be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

                  Section 9.  Written Reports.
         In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Trustees and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which sets out the amounts expended under the Plan and the purposes for which those expenditures were made.

                  Section 10.  Preservation of Materials.
         The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

                  Section 11.  Meanings of Certain Terms.
         As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act by the Securities and Exchange Commission.

                  Section 12.  Limitation of Liability.
         It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Plan has been authorized by the Trustees and by shareholders of the Fund holding at least a majority of the outstanding voting securities and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in the Trust's Master Trust Agreement.

          IN WITNESS WHEREOF, the Fund executed the Plan as of  June 30, 2002

                               SMITH BARNEY
                               INCOME FUNDS

                              By:____________________________________
                                 R. Jay Gerken
                                 Chairman of the Board

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
                                                                     APPENDIX A - ANNUAL FEE

                           Class A      Class B      Class C      Class O       Class B        Class C            Class O
                           Service Fee  Service Fee  Service Fee  Service Fee   Distribution   Distribution Fee   Distribution Fee
Premium Total
Return Fund                   .25%         .25%         .25%         .50%          .50%              .75%             .45%

Total Return
Bond Fund                     .25%         .25%         .25%         .50%          .50%              .45%

Municipal High
Income Fund                   .15%         .15%         .15%                       .50%              .55%

High Income
Fund                          .25%         .25%         .25%                       .50%              .45%

Balanced Fund                 .25%         .25%         .25%                       .50%              .75%

Diversified Strategic
Income Fund                   .25%         .25%         .25%                       .50%              .45%

Convertible Fund              .25%         .25%         .25%         .50%          .50%              .75%

Exchange Reserve                                                                   .50%              .50%
Fund